UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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VIRGINIA COMMERCE BANCORP, INC.

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The following letter was included in the proxy materials related to Virginia Commerce Bancorp, Inc.’s (“VCBI”) 2013 Annual Meeting of Stockholders to be held on April 24, 2013, which was first mailed to the shareholders of VCBI on or about March 28, 2013.

To Our Stockholders, Customers and Friends:

TARP REPAID … A NEW CHAPTER BEGINNING WITH PENDING UNITED BANK MERGER

With sound performance metrics in 2012 capped by full repayment of TARP in December, Virginia Commerce Bancorp, Inc. entered into a merger agreement with United Bankshares, Inc. from a position of strength.

In last year’s Annual Report, I reiterated the Company’s plan to begin incremental repayment of TARP during 2012, utilizing operating earnings and liquidity. We believed that a patient approach served the best interests of our stockholders by avoiding the expenses and dilutive effects associated with a common equity raise. By December, we were able to bypass incremental repayment and received approval to repurchase all of our $71.0 million of Preferred Stock issued to the U.S. Treasury under the TARP Capital Purchase Program. The redemption will eliminate approximately $5.5 million annually in cash dividends on the preferred stock and related expenses. We believe that regulatory approval for full TARP repayment validated the strength and stability of Virginia Commerce and recognized our achievements in maintaining strong earnings and further enhancing our credit quality.

Strong Performance Maintained

Virginia Commerce’s continued strong earnings paved the way for TARP repayment, by increasing capital and sustaining a promising performance trend. Net income available to common stockholders of $22.5 million represented an increase of 3.2% over the $21.8 million earned in 2011. The year-over-year gain was reduced by a one-time charge of $2.1 million in the fourth quarter of 2012, from the accelerated accretion of the TARP preferred stock discount. Excluding the TARP dividend, net income increased by 11.1% in 2012, to $30.1 million from $27.1 million in 2011. The Company’s return on average assets and return on average equity were 1.01% and 10.11%, respectively. Tangible common equity improved to 8.69% at December 31, 2012, from 7.37% at December 31, 2011, while book value per common share increased to $7.68 from $7.17 over the same time frame.

Over the past few years, we have pursued strategic imperatives to grow our commercial and industrial (C&I), owner-occupied commercial real estate (OOCRE) and residential mortgage loans, along with low-cost deposits and fee-based services. It is gratifying that we have achieved success on all counts.

Last year, total loans increased by $22.6 million, or 1.1%, to $2.14 billion at December 31, 2012, finishing on a strong note with annualized fourth quarter growth of 7.9%. Annual growth was impacted by our continuing focus on rebalancing the loan portfolio to achieve greater diversification, as well as a prudent reluctance to match overly aggressive competitor pricing. The graphic at the top of the next page illustrates VCB’s progress in improving its loan portfolio composition from December 2008 to December 2012 – the time period during which the Company received and ultimately repaid TARP. Over that period, the Bank’s concentration in acquisition, development and construction (ADC) loans was reduced markedly while, at the same time, the focus on C&I, OOCRE and residential mortgage loans resulted in meaningful growth in these categories. This greater diversification of the loan portfolio improved the Bank’s credit risk profile.

Although total deposits decreased last year by $46.8 million, or 2.0%, to $2.25 billion at December 31, 2012, growth was significant in the noninterest-bearing and low-cost deposit categories on which we focused. Demand, savings and interest-bearing demand deposits increased year-over-year by $105.0 million to $1.62 billion, with the most desirable category of noninterest-bearing demand deposits increasing by $78.2 million, or 23.1%, and representing 18.5% of total deposits at December 31, 2012. As with the positive shift in loan portfolio composition, the Company’s deposit mix has improved greatly from TARP receipt to its repayment. The focus has been to reduce time deposits, or CDs, in favor of low-cost checking accounts, with our success also illustrated in the graphic at the top of the next page.

Non-interest income, primarily derived from fee-based services for our clients, totaled $17.5 million last year, as compared to $8.1 million in 2011. Of this $9.4 million annual increase, $6.9 million was due to gains on the sale of securities as the Company took advantage of strategic opportunities in this unprecedented, prolonged low-rate environment to harvest securities gains. The majority of the remaining non-interest income increase in 2012 was due to exceptional performance by our Residential Mortgage Lending department. Fees and net gains on mortgage loans held-for-sale increased $1.6 million, or 53.5%, compared to 2011, with mortgage loans originated-for-sale totaling $210.1 million in 2012, up 35.4% from $155.2 million for the prior year.

Credit Quality Enhanced

Asset quality continued to improve in 2012 thanks to the dedicated efforts of our special assets and lending professionals. While nonperforming assets and loans 90+ days past due were generally flat year-over-year, troubled debt restructurings (TDRs), decreased by $8.8 million, or 16.9%, to $43.5 million at December 31, 2012, from $52.3 million at year-end 2011. Over this same period, classified loans also decreased by $30.3 million, or 15.9%, and net charge-offs of $20.8 million in 2012 were down considerably from $28.6 million the prior year. In fact, fourth quarter 2012 net chargeoffs of $1.1 million have not been that low since the first quarter of 2008. Additionally, loans 30-89 days past due at year-end 2012 were $6.1 million, their lowest level in three years.

Awards and Recognitions Earned… Validating The VCB Way

Along with notable financial performance, the Company was gratified by a series of honors and recognitions that we earned in 2012. These awards illustrate how we add value for our clients, stockholders and communities, thanks to the tireless efforts of our employees. Last year, VCB earned the distinction of Preferred Lender status from U.S. Small Business Administration (SBA). This special designation validates the knowledge and expertise of VCB’s loan officers and enables the Company to expedite processing and its ability to reach final decisions on SBA loans. VCB also continued to be recognized by Washington Consumer CHECKBOOK magazine with a “top rating” for service, based on its latest survey conducted jointly with Consumer Reports. In March, Forbes recognized our commitment to financial transparency and integrity by designating the Bank as one of “America’s 100 Most Trustworthy Companies” – a fitting reference given our core value of Trust. Finally, our commitment to community service was recognized by the Washington Business Journal, which named us one of the “Top 50 Corporate Philanthropists” in the DC Metro region for both our corporate giving and total volunteer hours by our employees. It is noteworthy that this past year, we formalized our corporate philanthropy by establishing the Virginia Commerce Bank Foundation, in partnership with the Arlington Community Foundation. The VCB Foundation underlines our commitment to reinvesting in our communities by providing direct financial support in the form of grants and donations to those organizations which exemplify our mission to make our communities better places to live and work.

We are very proud of these recognitions which validate our daily commitment to The VCB Way and our mission to make the difference by adding value for our employees, clients, stockholders and communities. Throughout this annual report are stories which highlight how we live this mission every day.

New Chapter with United Bank

Given the Company’s substantial progress since the recession and our repayment of TARP at the end of 2012, some may question why we decided to sell now. After all, VCB is a very strong, wellpositioned bank in a very attractive geographic and demographic area. While our sale does not mean that we could not succeed in our marketplace, increasing regulatory and competitive pressures make it more challenging for smaller banks like VCB to attain peak performance. Additionally, our Board of Directors has an obligation to periodically review strategic alternatives in order to maximize stockholder value. What our Board found in United Bankshares, Inc. (UBSI) was an opportunity to provide a premium price for our stockholders now, and gain long-term operating advantages from this partnership going forward. The merger with UBSI will increase our scale and enable us to offer our customers an expanded array of financial products and services and thereby compete more effectively. Ultimately, we considered it advantageous to sell now, at a premium price from a position of strength.

We will have an excellent partner in UBSI, whose Virginia and DC metro subsidiary, United Bank, is headquartered in Tysons Corner. Once the merger is complete, we will be the largest independent community bank with a headquarters in the Washington Metropolitan area. Founded in 1839, United has an impressive history of growth, strength and stability. United currently has 115 branches in five states plus Washington, DC, and over 1,500 employees. Since 1982, UBSI has completed 28 acquisitions, with merger success based on retaining clients and qualified banking professionals. With VCB becoming a major part of United’s local presence, we view this merger as an opportunity to take two outstanding banks and make them even better as one.

The Company’s sale to UBSI – which was announced on January 30, 2013, and is subject to stockholder and regulatory approval – creates superior value for our stockholders and will enable us to better serve our clients, employees and communities going forward.

The VCB Legacy Lives On…

The VCB Way is not just our motto; it is the guideline by which we conduct business every day. With United Bank, VCB clients will continue to recognize many elements of The VCB Way. For example, United’s mission is “excellence in service to customers, employees, shareholders, and communities”; that is nearly identical to VCB’s mission to “make the difference by adding value for our employees, clients, stockholders and communities.” United’s philosophy is that “The challenge to be the best never ends.” Similarly, everyone at VCB strives to present their best self every day, to continually learn and grow as professionals and to always provide value to those they serve.

For much of 2013, VCB will continue to operate as it always has, providing the same exceptional service and tailored financial solutions that our clients have come to expect from us, from the same locations and with the same friendly bankers. After the merger, we will simply become part of a larger organization, better able to serve our clients through a larger network of branches and resources, and still dedicated to providing excellence in banking.

The VCB legacy will live on as part of this new and larger organization, and we look forward to continue serving you as part of that legacy.

As always, thank you for your support.

/s/ Peter A. Converse

Peter A. Converse

President and Chief Executive Officer

March 21, 2013

The Legacy of The VCB Way

Since our founding in 1988, VCB has made the difference by adding value for our employees, clients, stockholders and communities. For our employees, we continue to hire and retain the best, and foster an environment of personal and professional development. We have built a reputation for excellence with our clients over the years by being empathetic, knowledgeable, responsive, flexible and reliable. We drive value for our stockholders by protecting and enhancing their investment. This is achieved by maintaining integrity in corporate governance, adhering to financially sound operations and exercising prudent risk management. VCB is deeply invested in its communities. We facilitate financial success for individuals and businesses, who in turn contribute to VCB’s overall growth. Additionally, we continue to give back through corporate philanthropy and employee volunteerism.

Cautionary Statements

The letter on the preceding pages contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Virginia Commerce’s current views with respect to future events and financial performance and are inherently subject to significant business, economic and competitive uncertainties and contingencies. Actual results may differ materially from the anticipated results discussed in these forward-looking statements as a result of certain risk factors. A discussion of these risk factors is included in Virginia Commerce’s periodic reports filed with the SEC.

Important Additional Information

Virginia Commerce Bancorp, Inc. (“VCBI”), United Bankshares, Inc. (“UBSI”, “United”) and their respective directors, executive officers and certain other members of management and employees may be deemed “participants” in the solicitation of proxies from VCBI’s stockholders in favor of the merger with United. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the VCBI stockholders in connection with the proposed merger will be set forth in the prospectus and joint proxy statement when it is filed with the SEC. You can find information about the executive officers and directors of United in its Annual Report on Form 10-K for the year ended December 31, 2012 and in its definitive proxy statement for the 2013 Annual Meeting, both of which are filed with the SEC. You can find information about VCBI’s executive officers and directors in its Annual Report on Form 10-K for the year ended December 31, 2012 and in its definitive proxy statement for the 2013 Annual Meeting, both of which are filed with the SEC. You can obtain free copies of these documents from United, or VCBI using the contact information below.

Stockholders of VCBI and other investors are urged to read the prospectus and joint proxy statement that will be included in the registration statement on Form S-4 that United will file with the SEC in connection with the merger because it will contain important information about United, VCBI, the merger, the persons soliciting proxies in the merger and their interests in the merger and related matters. Investors will be able to obtain all documents filed with the SEC by United free of charge at the SEC’s Internet site (http://www.sec.gov). In addition, documents filed with the SEC by United will be available free of charge from the Corporate Secretary of United Bankshares, Inc., 514 Market Street, Parkersburg, West Virginia 26101 telephone (304) 424-8800. The prospectus and joint proxy statement (when it is available) and the other documents may also be obtained for free by accessing United’s website at www.ubsi-inc.com under the tab “Investor Relations” and then under the heading “SEC Filings” or by accessing VCBI’s website at www.vcbonline.com under the “Investor Relations” hyperlink and then under the heading “Financial Documents” and “SEC Filings.” You are urged to read the prospectus and joint proxy statement carefully before making a decision concerning the merger.